UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
RRI ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0655566
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Main Street
Houston, Texas	77002
(Address of principal executive office)	(ZIP code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, Par Value $.001 Per Share	New York Stock Exchange

Rights to Purchase Series A Preferred Stock	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.
Reference is hereby made to the Registration Statement on Form 8-A, dated April 27, 2001 (the “Original Form 8-A”), filed with the Securities and Exchange Commission by RRI Energy, Inc., a Delaware corporation (“RRI Energy” or the “Company”), relating to the rights (the “Rights”) distributed to the stockholders of the Company pursuant to the Rights Agreement, dated as of January 15, 2001 (as amended, the “Rights Agreement”), by and between the Company and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), successor to The Chase Manhattan Bank, as Rights Agent. The Original Form 8-A is incorporated herein by reference.
On November 23, 2010, the board of directors of the Company authorized Amendment No. 1 to the Rights Agreement, dated as of November 23, 2010 (the “Amendment”), between the Company, JPMorgan Chase (resigning as Rights Agent pursuant to the Amendment) and Computershare Trust Company, N.A. (“Computershare”), as successor Rights Agent. The purpose of the Amendment to the Rights Agreement is to seek to prevent possible substantial limitations on the Company’s use of its net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).
The Amendment amends the definition of “Acquiring Person” in the Rights Agreement to mean any Person (as defined in the Rights Agreement) who or which, together with all Affiliates and Associates (each as defined in the Rights Agreement) of such Person, is the Beneficial Owner (as defined in the Rights Agreement) of 4.99% or more of the common stock of the Company then outstanding, subject to certain exceptions. Certain institutional holders, such as mutual fund companies, that hold RRI Energy stock on behalf of several individual mutual funds where no single fund owns 4.99% or more of RRI Energy stock, are not included in the amended definition of “Beneficial Owners.” Inadvertent acquisitions of RRI Energy common stock will not result in a Person becoming an Acquiring Person, provided that the acquisition does not result in the loss or impairment of Tax Benefits (as defined in the Rights Agreement) and the Person promptly divests itself of sufficient common stock. Further, a Person shall not become an Acquiring Person as a result of a transaction for which it obtained the prior written approval of the Company, or if the board of directors determines, in light of the intent and purposes of the Rights Agreement or other circumstances facing the Company, that such Person shall not be deemed to be an Acquiring Person.
The Amendment also exempts Persons who are existing 4.99% stockholders at the time of the Amendment or who become 4.99% stockholders solely as a result of the proposed merger with Mirant Corporation. However, any such Person would become an Acquiring Person if it purchases any additional shares of common stock.
The Amendment makes technical changes to the Rights Agreement and amends certain definitions, including those of “Affiliate,” “Associate,” “Beneficial Owner” and “Person,” with appropriate definitions consistent with the Code. The Amendment also effects the resignation of JPMorgan Chase as Rights Agent and the appointment of Computershare as successor Rights Agent.
The Rights will expire on the earliest of: (i) November 23, 2013, (ii) the time at which the Rights are redeemed or exchanged by the Company, or expire following a Flip-Over Event (as defined in the Rights Agreement), (iii) the adjournment of the 2011 annual meeting of stockholders of the Company, if the stockholders have not approved the Rights Agreement, (iv) the repeal of Section 382 of the Code or any successor statute if the board of directors of the Company determines that the Rights Agreement is no longer necessary for the preservation of Tax Benefits, and (v) the date on which the board of directors determines that no Tax Benefits may be carried forward.
This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, which are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, filed as Exhibit 4.2 to Amendment No. 8 to the Registration Statement on Form S-1 filed by the Company on April 27, 2001, Reg. No. 333-48038, and incorporated herein by reference.

4.2	Amendment No. 1 to Rights Agreement, dated November 23, 2010, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on November 23, 2010, and incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RRI ENERGY, INC.
Date: November 23, 2010	By:	/s/ Thomas C. Livengood
Thomas C. Livengood
Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Rights Agreement, filed as Exhibit 4.2 to Amendment No. 8 to the Registration Statement on Form S-1 filed by the Company on April 27, 2001, Reg. No. 333-48038, and incorporated herein by reference.

4.2	Amendment No. 1 to Rights Agreement, dated November 23, 2010, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on November 23, 2010, and incorporated herein by reference.